                                                                    EXHIBIT 99.1


At Autobytel.com:                                 At Financial Relations Board:
Amit Kothari, Interim Chief Financial Officer     Michele LaGrone, analyst contact
infoearnings@autobytel.com                        Chris West, general information
949/862-3099                                      Chris Wood, financial media
Jennifer Bowser, IR Manager                       415/986-1591
949/225-4553

   AUTOBYTEL.COM RESULTS BEAT EXPECTATIONS IN REVENUES AND EARNINGS PER SHARE
                 Revenues Increase 86 Percent Over Previous Year
              Bottom Line Exceeds Analyst Expectations By 4 Percent

IRVINE, CA - July 27, 2000 - Autobytel.com (NASDAQ: ABTL) today announced financial results for the second quarter ended June 30, 2000.

Second quarter revenue grew to $17.1 million, an 86 percent increase over revenue of $9.2 million in the second quarter of 1999, and a 13 percent sequential increase over revenue of $15.1 million in the quarter ended March 31, 2000. The percent of total revenue from international fees and licenses, and from services such as financing, insurance and web site development was 19 percent for the quarter.

Excluding goodwill and stock based compensation, net loss for the quarter was $0.46 per share, an improvement of two cents over consensus estimates. Including approximately $0.5 million representing goodwill and stock based compensation, net loss for the quarter was $9.8 million, or $0.48 per share, compared with a net loss of $6.0 million, or $0.33 per share, in the same quarter a year ago, and a net loss of $8.1 million, or $0.42 per share, in the quarter ended March 31, 2000.

The Company reported that at the close of the quarter, its cash and cash equivalents were $100.3 million, including $36.7 million raised and reserved for the operation of Autobytel Europe, compared with $106.6 million in cash as of March 31, 2000.

"We are very excited about our second quarter results and believe these numbers tell a story of growth, discipline and innovation," said Mark Lorimer, President and CEO of Autobytel.com. "We are increasing sales, our bottom line is beating analyst estimates and our large amount of cash on hand and moderate burn rate not only keeps us on the path to profitability but also gives us the flexibility to act opportunistically to increase our market-leading positions."

"There is much more to come. Our network of over 5,000 paying dealers and nearly
5.3 million unique web site visitors in the quarter indicate how broad our market reach is. This reach is becoming wider still, through such moves as CarSmart's alliance with Saturn and yesterday's announcement that SWS Capital and Autobytel Europe have formed a Spanish Autobytel organization with the expected launch of the Autobytel Spain web site in the near future," said Lorimer.
                                     -more-

Autobytel.com Results Beat Expectations in Revenues and Earnings per Share July 27, 2000
Page 2


"In addition to this breadth, we are deepening our offerings to consumers and business partners. The launch of MyGarage in June allows us to provide a whole new level of post-sales support and service to our customers that will enable us to increase our consumer base and improve on our customer retention record. Our customers are further served by our partnership with MortgageIT.com, which expands the range of financing activities they can engage in on our site. Additionally, DealerSites, expanded in June, enhances our ability to offer multi-national web site management, development and hosting to our dealer network."

The Company also reported that revenue from international fees and licenses exceeded $1.0 million again during the second quarter. "With a leading position in Europe, Japan and Australia, and the financial and technological ability to build on this lead, international development will continue to be a significant part of our business. We reached an agreement with customer relationship management provider Interwoven during the quarter to expand our ability to localize our international web presence while maintaining a consistent brand," said Lorimer.

"The expansion of our international programs, as well as services like financing and insurance, are important ways we expect to grow our margins. We have the financial resources to implement this plan. We used $6.3 million in cash in the second quarter, of which $5.2 million was spent in operating activities and $1.1 million in investing and financing activities," said Lorimer.

The results for the quarter consolidate the financial results of CarSmart.com for the full quarter.

ABOUT AUTOBYTEL.COM INC.

Internationally-branded Autobytel.com is the acknowledged leader in online automotive commerce. The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive lifecycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk), Sweden (www.autobytel.se) and Japan (www.autobytel-japan.com). In 2000, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the third year in a row.(1)

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among


                                    - more -

Autobytel.com Results Beat Expectations in Revenues and Earnings per Share July 27, 2000
Page 3


the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's annual report on Form 10-K for the year ended December 31, 1999, and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's stock.


---------------
(1) J.D. Power and Associates 2000 Dealer Satisfaction With Online Buying Services Studies(SM). Study is based on 1,262 automotive retailer interviews. Each respondent evaluated up to three different services, which resulted in 2,144 evaluations.


                                      # # #

                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS

                             (Amounts in thousands)

                                     ASSETS

                                                              June 30,     December 31,
                                                                2000           1999
                                                              --------     ------------
                                                             (Unaudited)
Current assets:
    Cash and cash equivalents                                 $100,267        $85,457
    Accounts receivable, net                                     6,336          4,593
    Other current assets                                         2,388          2,819
                                                              --------        -------
            Total current assets                               108,991         92,869
Property and equipment, net                                      1,890          1,630
Goodwill, net                                                   24,598             10
Other assets                                                     1,236            363
                                                              --------        -------
            Total assets                                      $136,715        $94,872
                                                              ========        =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                     $ 17,653        $11,049
    Deferred revenues                                            7,257          6,147
    Other current liabilities                                      739            917
                                                              --------        -------
            Total current liabilities                           25,649         18,113
Other liabilities                                                   82             53
                                                              --------        -------
            Total liabilities                                   25,731         18,166
Minority interest                                                8,193             --
Total stockholders' equity                                     102,791         76,706
                                                              --------        -------
            Total liabilities and stockholders' equity        $136,715        $94,872
                                                              ========        =======

                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                   (Unaudited)

                                               Three Months Ended June 30,        Six Months Ended June 30,
                                              -----------------------------     -----------------------------
                                                  2000             1999             2000             1999
                                              ------------     ------------     ------------     ------------
Revenues
    Program fees                              $     13,880     $      8,200     $     25,986     $     15,813
    Other related products and services              3,204            1,003            6,198            1,422
                                              ------------     ------------     ------------     ------------
                                                    17,084            9,203           32,184           17,235
                                              ------------     ------------     ------------     ------------

Operating expenses:
    Sales and marketing                             17,993           11,027           34,867           20,984
    Product and technology development               6,829            3,216           11,862            5,582
    General and administrative                       3,075            1,770            5,483            3,361
    Stock based compensation                           125              282              266              508
    Goodwill amortization                              427               --              644               --
                                              ------------     ------------     ------------     ------------
        Total operating expenses                    28,449           16,295           53,122           30,435
                                              ------------     ------------     ------------     ------------

    Loss from operations                           (11,365)          (7,092)         (20,938)         (13,200)

Interest and other income, net                       1,602            1,111            3,117            1,119
                                              ------------     ------------     ------------     ------------

    Loss before provision for income taxes          (9,763)          (5,981)         (17,821)         (12,081)

Provision for income taxes                              21                3               41               44
                                              ------------     ------------     ------------     ------------

    Net loss                                  $     (9,784)    $     (5,984)    $    (17,862)    $    (12,125)
                                              ============     ============     ============     ============

Basic and diluted net loss per share          $      (0.48)    $      (0.33)    $      (0.98)    $      (0.90)
                                              ============     ============     ============     ============

Shares used in computing basic and diluted
    net loss per share                          20,251,218       17,875,150       18,262,190       13,476,613
                                              ============     ============     ============     ============